United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2018

ISORAY, INC. (Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, IsoRay, Inc. (the “Company”) appointed Lori A. Woods as Chief Executive Officer of the Company. Ms. Woods has been serving as Interim CEO and a director of the Company since June 4, 2018. Ms. Woods will serve as CEO under the terms of her existing Employment Agreement until January 1, 2019, when the new Employment Agreement described below will become effective.

Ms. Woods, age 56, has over 30 years’ experience in medical device technology and healthcare services, serving in numerous senior capacities. In July 2006, Ms. Woods joined the Company as a Vice President. Ms. Woods was appointed Acting Chief Operating Officer of the Company on February 26, 2008, and then appointed Chief Operating Officer on February 18, 2009, a position she held until January 2010. Immediately prior to her appointment as Interim CEO, beginning in February 2016, Ms. Woods served as a consultant to the Company. Prior to her work as a consultant to the Company, Ms. Woods held various leadership positions in multiple closely held companies in the medical equipment space. Ms. Woods holds a Bachelor of Science degree in Business Administration - Marketing from Loma Linda University.

In connection with Ms. Woods’ appointment as CEO, the Company entered into an Employment Agreement, dated effective January 1, 2019, for an initial term of three years, subject to successive one year renewals. Ms. Woods will receive an annual salary of $315,612, payable in accordance with the Company’s standard payroll practices. She will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Compensation Committee of the Company based upon metrics that will be established by the Compensation Committee in its sole discretion. Ms. Woods will have the ability to earn up to 35% of her annual salary, payable in the amount of 7% of her annual salary per quarter and an additional 7% at the end of the fiscal year subject to meeting the metrics. The bonus plan percentage can be adjusted in the future by the Compensation Committee in its sole discretion. Also under her Employment Agreement, Ms. Woods is eligible to participate in and receive stock options under the Company’s 2017 Equity Incentive Plan. Ms. Woods was issued 250,000 common stock options on June 13, 2018, which have an exercise price equal to the fair market value on the date of grant as defined under the 2017 Equity Incentive Plan. Twenty-five percent of the options vested on December 13, 2018. Twenty-five percent of the options will vest on June 13, 2019, twenty-five percent will vest on June 13, 2020, and the remaining twenty-five percent will vest on June 13, 2021.

Ms. Woods will be an “at-will” employee. Either she or the Company may terminate her employment with or without cause, for any reason or no reason, and at any time. If Ms. Woods’ employment ends due to expiration of the term or mutual written agreement with the Company, or she resigns or is terminated for cause, the Company will pay her accrued but unpaid wages and her approved but unreimbursed business expenses. If Ms. Woods is terminated without cause or at-will, the Company will pay her accrued but unpaid wages, her approved but unreimbursed business expenses, six months’ severance based on her then-current base salary, and COBRA premiums for up to 6 months of coverage. Ms. Woods is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one-year period following termination of her employment.

The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and incorporated herein by reference.

Neither the Company nor any of its subsidiaries has entered into any transactions with Ms. Woods described in Item 404(a) of Regulation S-K. Ms. Woods was not appointed pursuant to any arrangement or understanding between Ms. Woods and any other person. There are no family relationships between Ms. Woods and any director or executive officer of the Company. Except for the Employment Agreement described herein, in connection with Ms. Woods’ appointment as CEO, the Company did not enter into or materially amend any plan, contract, or arrangement that Ms. Woods will participate in.

Item 8.01	Other Events.

On December 17, 2018, the Company issued a press release announcing Ms. Woods’ appointment as Chief Executive Officer, the text of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between IsoRay, Inc. and Lori A. Woods, dated effective January 1, 2019.

99.1	Press release issued by IsoRay, Inc., dated December 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2018

IsoRay, Inc., a Minnesota corporation

By:	/s/ Jonathan Hunt
Jonathan Hunt, CFO